Exhibit 10.39

CONSORTIUM AGREEMENT

Relating to Anti-Symbiotic Treatment of Filariasis Consortium

(A-WOL)

Business Office/AWOL Office,

Liverpool School of Tropical Medicine

Pembroke Place

Liverpool L3 5QA

United Kingdom

CONTENTS

SECTION	HEADING	PAGE

1	DEFINITIONS AND INTERPRETATION	4

2	THE PARTIES’ GENERAL PERFORMANCE OBLIGATIONS	8

3	FINANCIAL PROVISIONS, INDEMNIFICATION AND LIABILITY	9

4	REPORTING AND RECORDS	12

5	IPR	12

6	SCRUTINY BEFORE PUBLICATION	15

7	FORCE MAJEURE	16

8	GRANT ANNOUNCEMENTS AND PUBLIC REPORTS	17

9	TERMINATION	17

10	CONSEQUENCES OF TERMINATION	18

11	CONFIDENTIALITY	19

12	GENERAL	21

SCHEDULE 1	AWARD AGREEMENT	23

SCHEDULE 2	GLOBAL ACCESS PLAN FOR A-WOL	33

SCHEDULE 3	GLOBAL ACCESS STRATEGY	39

SCHEDULE 4	ACCESSION AGREEMENT	41

SCHEDULE 5	A-WOL MANAGEMENT	43

APPENDIX 1	EXECUTIVE SUMMARY OF PROPOSAL DOCUMENT	48

THIS AGREEMENT is made the 8th October 2008

BETWEEN:

(1)	Liverpool School of Tropical Medicine a company limited by guarantee and incorporated in England and Wales (No. 83405) and being a registered charity (No: 222655) whose registered office is situated at Pembroke Place, Liverpool, L3 5QA, United Kingdom (“LSTM”);

(2)	Institute for Medical Microbiology, Immunology and Parasitology, University of Bonn, Sigmund-Freud-Str. 25, D-53105 Bonn, Germany;

(3)	Tropical Parasitic Diseases Unit, Northwick Park Institute for Medical Research, Watford Road, Harrow, Middlesex HA1 3UJ, UK/ Gambia;

(4)	TRS LABS, 295 Research Dr, Athens, GA, 30605-2739 USA;

(5)	CombinatoRx, Inc., 245 First St. 16th Floor, Cambridge, MA 02142, U.S.A; and

(6)	New England Biolabs, 240 County Road, Ipswich, MA 01938-2723, USA.

BACKGROUND:

(A)	LSTM and The Foundation (as defined below) have entered into the Award Agreement (as defined below) pursuant to which The Foundation has agreed to award the Grant (as defined below) to LSTM.

(B)	LSTM has agreed to manage the organisation, development and delivery of the Project and through a Consortium Agreement and Global Access Plan between the parties.

(C)	LSTM will distribute the funds in accordance with the terms of this Agreement in order to allow the parties to work on the Project.

(D)	The parties have agreed to collaborate with each other in accordance with the terms and conditions of this Agreement.

(E)	The parties acknowledge that the Foundation provided funding under the Grant on the condition that the activities associated with the Project (including the managing of technologies and related patents arising out of the Project) are conducted in a manner that is consistent with the Award Agreement and the Global Access Plan (as defined below), and in furtherance of the Project’s scientific objectives as well as the Charitable Objectives (as defined below).

THE PARTIES AGREE AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires the following words shall have the following meanings:-

“Accession Agreement” means the agreement to be signed by any new party to the A-WOL consortium in the agreed form as set out in Schedule 4 of this Agreement;

“Affiliate” means any company which is a subsidiary or holding company of any of the Parties or any subsidiary of such holding company from time to time and subsidiary and holding company shall have the meanings set out in section 736 of the Companies Act 1985 as amended from time to time or such other organisation that has a corporate connection in terms of being part of the same group structure with any one of the Parties;

“Award Agreement” means the agreement entered into between LSTM and The Foundation in respect of the Project, a copy of which is annexed hereto in Schedule 1;

“A-WOL Management Committee” means the committee made up of the representatives of A-WOL and managed in accordance with Schedule 5;

“Background IPR” means any and all IPR in existence and already belonging to a party which receive or benefit from the Grant;

“best judgment” means that degree of skill, diligence, prudence and foresight which as at the relevant time, would reasonably and ordinarily be expected from a skilled experienced and reputable manufacturer and supplier of pharmaceuticals using the best techniques and practices for any given process, seeking in good faith to comply with its contractual obligations, and complying with all applicable laws and the Charitable Objectives;

“Charitable Objectives” means the charitable goals, principles and objectives of the Project which are (i) the prompt and broad dissemination of new scientific information to the scientific community (subject to a limited delay to seek IPR protection if such protection would best facilitate the achievement of the Project’s charitable goals) and (ii) to ensure that innovations and related rights are managed in a manner that furthers the objectives of enabling the subsequent accessibility of the developed products and health solutions (with respect to cost, quantity and applicability) by the people most in need within the developing countries of the world;

“Commercial Field” means any worldwide commercial exploitation of the Foreground IPR and/or the Background IPR by the Exploiting Party excluding the treatment and/or control of filariasis in humans.

“Complete Project Specification” means the specification for each relevant phase of the Project;

“Confidential Information” means, subject to the exceptions referred to in clause 11.2, any information or materials of a scientific, technical or financial nature which relates to the business, research, products, technology, IPR, operations, customers, business partners or finances of a party or The Foundation and any other information which if disclosed to a third party could adversely affect the other party or The Foundation and which in each case is either clearly identified as being confidential and/or proprietary at the time of disclosure or which by virtue of its content and nature reasonably ought to be assumed as being confidential and/or proprietary;

“Disease Endemic Countries” means the countries where filariasis and onchooceriasis are endemic or were previously endemic;

“Effective Date” means 1 January 2008;

“Expiry Date” means the expiry of this Agreement as set out in clause 2.2;

“Exploiting Party” means the commercial industry party or parties, or other organisations who are identified and appointed by A-WOL for the international registration, manufacture, supply, distribution and sale of the Product in accordance with the Global Access Plan and the Charitable Objectives;

“Foreground IPR” means any and all discoveries, inventions, improvements, materials, designs, works of authorship, databases and IPR created by a party in the course of the Project excluding Background IPR;

“Global Access Plan” means the plan for achieving the Charitable Objectives as set out in Schedule 2;

“Global Access Strategy” means the strategy for achieving the Charitable Objectives agreed between the parties as set out in Schedule 3;

“Grant” means the project support grant awarded by The Foundation pursuant to the Award Agreement to support the Project;

“IPR” means any and all intellectual property rights including without limitation, copyright, software, moral rights, rights in data and database rights and other protectable lists of information, rights in confidential information, trade secrets, inventions, patents, know-how, trade marks and design rights, technical information, research and results howsoever arising anywhere in the world (whether registered or unregistered and including any applications for the protection or registration of these rights) throughout the full term thereof and all renewals, reversions and extensions thereof whether now known or future;

“Parties” shall collectively mean each of the parties to this Agreement as applicable including any additional A-WOL members who sign up to this Agreement by way of a formal Accession Agreement in accordance with clause 2.8 and “party” shall mean any one of them as applicable;

“Product” means the end-product being a drug or drug regimen which fulfils the Global Access Plan and which is the outcome of the Project and manufactured and supplied by the Exploiting Party;

“Project” means the project entitled ‘Anti-symbiotic treatment of filariasis’ as referred to in the Award Agreement and described in more detail in the Proposal;

“Project Agreement” means the relevant and applicable agreement covering the detail of the relevant and applicable phase of the Project and detailing the Project, the Project Research and deliverables;

“Project Research” shall mean any research or activities funded, whether directly or indirectly, in whole or in part by the Grant;

“Proposal” means the proposal document submitted by LSTM to The Foundation in respect of the Project dated 13 April 2006, a copy of the Executive Summary of which is annexed hereto in Appendix 1

“Senior Executive Officer” means the holder of the Grant, who is responsible to the Foundation (and who is for the time being Professor Mark Taylor, Professor of Parasitology at the Liverpool School of Tropical Medicine) or his successor

“The Foundation” means the Bill & Melinda Gates Foundation;

“Working Days” means any day which is not a Saturday, a Sunday or a bank or public holiday in England.

1.2	This Agreement shall be binding on all its successors and assigns.

1.3	Any reference to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to that statute or provision as from time to time amended, consolidated, modified, extended, re-enacted or replaced.

1.4	The headings in this Agreement have been inserted for convenience only. They do not form part of this Agreement and do not affect its interpretation or construction.

1.5	Unless the context requires otherwise, words denoting the singular shall include the plural and vice versa and words denoting any one gender shall include all genders and words denoting persons shall include individuals, bodies corporate, unincorporated associations and partnerships.

1.6	Any lists or examples following the word including shall be interpreted without limitation to the generality of the preceding words.

1.7	A Clause or Schedule is a reference to clause or schedule to this Agreement and the Schedules are to form part of the Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.8	In the event of a conflict between the terms of the main body of this Agreement and the terms of the Schedules, the terms of the main body of this Agreement shall prevail.

2	THE PARTIES’ GENERAL PERFORMANCE OBLIGATIONS

2.1	This Agreement shall commence on the date set out above and shall continue until the Expiry Date, unless and until terminated in accordance with clause 9.

2.2	The Project is to be performed in a number of discrete stages detailed under the relevant Project Agreements. If, as at the date of delivery of the final deliverable specified in the latest relevant and applicable Project Agreement, the parties have not agreed the next Project Agreement then this Agreement shall nevertheless continue in full force and effect whilst the parties continue good faith negotiations regarding the requirements for the next stage of the Project, unless or until the parties have failed to commence such negotiations within six (6) months of the expiry of the latest relevant and applicable Project Agreement.

2.3	The parties each agree that they shall organise, develop and deliver the Project and conduct the Project Research in accordance with this Agreement, the Global Access Plan (schedule 2) and Global Access Strategy (schedule 3) and all other applicable terms of reference and documents referred to herein and all applicable provisions of the Award Agreement (schedule 1). The parties further agree that they shall ensure that all their activities under this Agreement will be conducted with respect to the Project (including the management and availability of technologies) will be performed in a manner that is consistent with the terms of all such documents and in furtherance of the Charitable Objectives.

2.4	Each party warrants and represents that:

2.4.1	it has all the necessary rights, powers and authority to enter into this Agreement, to perform its obligations hereunder and to grant all rights which are granted by it under and pursuant to this Agreement; and

2.4.2	it will fulfil its obligations under the Project and Project Agreement using its best judgment.

2.5	LSTM will make payments to the parties according to the actual costs which they wholly, properly and reasonably incur in respect of the Project in accordance with and subject to the approved budgets contained in the Project Agreements with the parties. The parties shall provide documentary evidence and full transparency of all costs incurred in respect of the Project.

2.6	This Agreement should be read alongside and construed in accordance with the Global Access Strategy and Global Access Plan which govern the criteria on which the Research Project was awarded to LSTM by The Foundation and which must be reflected in the undertaking of the Project. The Global Access Plan is binding between the parties.

2.7	Each of the parties (“first party”) shall work together in the spirit of co-operation and good faith in relation to the Project and each of the parties acknowledges that the other parties will be relying upon the first party’s skill, expertise and experience in the performance of the Project Research and Project Agreements and also upon the accuracy of all representations or statements made and advice given by the first party in connection with this Agreement and the performance of the Project Research and Research Agreement.

2.8	The actions of the parties under this Agreement will be governed in accordance with schedule 5 of this Agreement.

2.9	This Agreement is structured so that new parties can become members of A-WOL by signature of the Accession Agreement. All the parties to this Agreement hereby agree that LSTM may sign the Accession Agreement for and on behalf of and as a representative of all the other parties collectively.

3	FINANCIAL PROVISIONS, INDEMNIFICATION AND LIABILITY

3.1	The Grant and interest earnings thereon will be used by the parties solely for the purposes of the Project and may not be expended, lent, borrowed (inter-fund), pledged or transferred for reasons unassociated with the Project nor used for domestic or international lobbying.

3.2	Each party must deposit Grant payments received by it from LSTM in a separate interest-bearing account.

3.3	Subject to clause 3.7, the Grant shall be managed and distributed by LSTM amongst the parties in such amounts and at such times in accordance with the Award Agreement including the budgets contained therein and the relevant Project Agreement and subject to any deductions required to take into account previous overpayments which may have been made and are identified in any reconciliation of actual expenditure against budgeted expenditure in respect of the Grant. Unless LSTM has agreed otherwise in writing, such payments will be made quarterly in advance.

3.4	Grant payments by LSTM shall be made in US Dollars (US$) unless a party requests and LSTM agrees otherwise in which case subject to clause 3.6 below, LSTM shall make the Grant payments having exchanged the Grant payment into the alternative currency by such means as LSTM shall reasonably determine.

3.5	Grant payments by LSTM shall be made by direct credit transfer to the respective parties’ bank accounts, details of which they shall provide to LSTM in advance. The parties shall provide LSTM appropriate invoices in respect of each such Grant payment in accordance with LSTM’s instructions and the Project Agreement.

3.6	LSTM may deduct and withhold from Grant payments the costs associated with such transfers and any other sums which LSTM is required by applicable law to deduct or withhold and the recipient parties shall bear the entire risk associated with any fluctuations in foreign exchange rates.

3.7	LSTM shall have no liability whatsoever or howsoever arising to transfer any Grant payments if such payments are not received by it from The Foundation for any reason including as a result of any failure by any of the parties to provide the necessary deliverables or reports.

3.8	Except for any Grant payments which may be due to it pursuant to this Agreement, each party shall bear all of its own costs, expenses, risks and liabilities in connection with the negotiation, preparation and execution of this Agreement.

3.9	Each party shall immediately upon receiving written notice from LSTM refund to LSTM any sums received by it from LSTM pursuant to this Agreement and/or the relevant Project Agreement which are in excess of any costs wholly, properly and reasonably incurred by that party in relation to Project Research in compliance with clause 2.3 prior to the date of its receipt of such written notice and in respect of which that party has complied with any requests made by LSTM related to such costs if and to the extent that The Foundation requires LSTM to refund such sums to The Foundation or to procure such refund from the applicable party or parties for any reason. Such refund may include any portion of the Grant funds unexpended or uncommitted at the end of any applicable Grant period or upon termination of this Agreement or the applicable party’s participation in this Agreement. When giving any such notice to any of the parties, LSTM shall provide reasonable evidence of any such requirements of The Foundation.

3.10	Each party agrees that LSTM shall have no liability whatsoever or howsoever arising for or in respect of any refunds by the parties which may be required in accordance with this Agreement and by The Foundation.

3.11	Each party agrees to indemnify and keep indemnified, defend and hold LSTM harmless, to the fullest extent permitted by applicable law, from and against any and all liability, loss, damages, costs or expenses (including reasonable legal fees and disbursements) incurred by LSTM as a result of any claims (including claims for injury or damages) or demands brought or made against LSTM by The Foundation (including pursuant to any indemnification provisions contained in the Award Agreement) or any third parties arising out of or resulting from any acts or omissions of that party or of any of its officers, agents, representatives, employees, contractors or sub-contractors. In no event shall LSTM have any liability whatsoever or howsoever arising to any party at any time in excess of amount of that party’s allocation of the Grant which is due and payable to that party from LSTM in accordance with this Agreement or the relevant Project Agreement on or before that time.

3.12	Each party must maintain at its own expense throughout the duration of this Agreement either appropriate insurance policies with companies of good repute as required by its institution or governing body (if applicable) or appropriate self insurance if permitted by its institution or governing body (if applicable) which, in each case, must cover such party’s potential liabilities under this Agreement and/or the Project Agreement and professional, public and employer’s liability risks. Each party must give any other party evidence of those insurance policies or such self insurance if such other party asks.

3.13	The parties shall indemnify each of the other parties in accordance with clause 5.15.

4	REPORTING AND RECORDS

4.1	Each party shall provide LSTM with all the deliverables, accounts, information and reports referred to in this Agreement under schedule 5 and/or the Award Agreement and as LSTM may require in order to perform its duties under the Award Agreement (including in relation to the supply to The Foundation of reports relating to finances, the reconciliation of actual expenditure against budgeted expenditure in respect of the Grant and the creation, protection and exploitation of Foreground IPR and also work plans) and as LSTM or The Foundation may otherwise reasonably require in connection with the Project and Project Research. All such deliverables, accounts, information and reports must be provided in accordance with such format and such timescales (which may be after, as well as during, the term of this Agreement) as may be specified in this Agreement or the Award Agreement or the relevant and applicable Project Agreement or as may be otherwise reasonably required by LSTM or specified by The Foundation in advance.

5	IPR

Background IPR

5.1	All Background IPR shall remain solely the property of the party which first submitted or disclosed to the other parties such Background IPR.

5.2	The parties will provide each other at start of the Project, and will subsequently maintain a complete list of any Background IPR that is used in, or of relevance to the Project.

5.3	Each of the parties hereby grants to each of the other parties a perpetual, irrevocable, royalty-free, non-exclusive, worldwide licence to use all Background IPR for the purposes of the Project Research, the Project and the Charitable Objectives.

5.4	Each of the parties hereby grants to LSTM a perpetual, irrevocable, royalty-free, non-exclusive, worldwide licence to use all the Background IPR for the purposes of using and exploiting (in accordance with the Global Access Plan) the Foreground IPR.

Foreground IPR

5.5	Any and all Foreground IPR shall vest solely in LSTM. LSTM hereby grants to each of the parties a royalty-free non-exclusive worldwide licence to use all the Foreground IPR for the purposes of the Project Research.

5.6	Each party agrees that it shall not without the prior written consent of the other parties and the A-WOL Management Committee:

5.6.1	use Foreground IPR for any purpose unrelated to the Project; nor

5.6.2	do anything in respect of the Foreground IPR which is not in accordance with this Agreement, the applicable Project Agreement and/or the Proposal.

5.7	The creation, development, ownership, reporting, disclosure, protection (including registration), management, commercialisation, exploitation and enforcement of all Foreground IPR and the rights, obligations and responsibilities (including in relation to costs) of the applicable parties and third party partners will be undertaken by LSTM in compliance with the Global Access Plan and (unless otherwise agreed) will reflect the applicable parties’ and third party partners’ respective inputs and contributions towards the creation thereof and, in each case, must be consistent with the Charitable Objectives.

5.8	If any Foreground IPR is created, LSTM shall take appropriate steps to protect it, having regard to the Charitable Objectives as well as any other possible commercial exploitation; such steps may include without limitation, filing patent applications and taking all necessary precautions to maintain the confidentiality of any know-how. Unless otherwise decided by the A-WOL Management Committee, the process of filing, maintaining and defending Foreground IPR shall be performed by LSTM in its best judgment, and will ensure that inventors of all contributing parties will be designated.

5.9	The costs of obtaining, maintaining, and enforcing Foreground IPR will be borne by LSTM unless otherwise agreed as part of a licensing arrangement with a third party or separate LSTM funding arrangement.

General

5.10	None of the licences granted in this clause 5 may be transferred (except to an Affiliate) without the prior written consent of the owning party of the relevant Background IPR and the A-WOL Management Committee.

5.11	Each party agrees to do (and/or procure to be done) all such acts and execute all such documents as are reasonably required in relation to all Foreground IPR and the other parties’ Background IPR to give effect to the provisions of this clause 5 and all applicable provisions of the Agreement, the Global Access Plan and the Complete Project Specification.

5.12	Each party agrees to do (and/or procure to be done) all such acts and execute all such documents as are reasonably required in relation to the Foreground IPR and the other parties’ Background IPR to give effect to the provisions of this clause 5 including, where applicable, the securing, vesting, licensing, transferring, assigning, registering and enforcing of all applicable rights, title and interests in accordance therewith. Each party agrees to act reasonably and in good faith in connection with all such matters.

Freedom to Operate

5.13	The parties represent and warrant that, to the best of their knowledge, they may conduct the Project, the GAP and the Charitable Objectives free from any IPR created by any third parties or that they have obtained appropriate licences to any third party IPR that may be required to conduct the Project, the GAP and deliver the Charitable Objectives.

5.14	The parties represent and warrant that, to the best of their knowledge, their own Background IPR and any Foreground IPR which is created is free from any encumbrances that might restrict the conduct of the Project or the GAP or that might prevent or restrict it from being used for the Charitable Objectives and that they will not permit the creation of any such encumbrance.

5.15	Each Party assumes all liability for damages that may arise from such party’s use, storage or disposal of any IPR. Each party agrees to indemnify and keep indemnified, defend and hold harmless the other parties and their directors, officers, representatives, employees and agents against all losses, expenses (including without limitation any legal expenses and disbursements), claims, demands, suits or other actions arising from such party’s use, storage or disposal of IPR, except to the extent caused by the negligence or wilful misconduct of the party seeking indemnification. Notwithstanding the foregoing or anything to the contrary herein, the liability of any party shall not be limited or excluded in any way either in respect of any death or personal injury caused by its negligence or the negligence of its employees, agents or sub-contractors or for fraud or fraudulent misrepresentation or if or to the extent it is unlawful to do so.

6	SCRUTINY BEFORE PUBLICATION

6.1	Prior to any publication or public disclosure of information generated within the Project, the party wishing to publish that information must obtain the prior written approval of all the other parties acting together within that Project and the A-WOL Management Committee (under confidentiality not less strict than those contained in the Project Agreement or clause 11 of this Agreement) and such approval shall not be unreasonably withheld or delayed. Either a party or the other parties or the A-WOL Management Committee may object to the publication if, in their reasonable opinion, it would:

6.1.1	prevent or interfere with the effective protection of any Background IPR or Foreground IPR in the Project, or any other A-WOL project; or

6.1.2	damage or prevent the achievement of the Charitable Objectives or the Global Access Strategy; or

6.1.3	bring into disrepute the A-WOL, any of its members, the parties, or the Foundation.

6.2	The information to be published must be submitted in writing for approval to the other parties and A-WOL Management Committee at least twenty one (21) days before it is placed in the public domain.

6.3	The parties and the A-WOL Management Committee must provide written approval or objection within the period of twenty one (21) days of receipt of the written submission referred to above. Absence of an express approval shall not be deemed to be an approval.

6.4	If any one of the parties or A-WOL Management Committee does not approve the publication within the above timescale, publication will be delayed and the parties will meet to resolve the objections. If the parties are unable to resolve the objection, the A-WOL representative of the objecting party and the publishing party and the A-WOL Management Committee shall promptly discuss the matter to determine whether or not publication should continue in a consensual way.

7	FORCE MAJEURE

7.1	None of the parties shall be liable for its delay in performing or failure to perform under this Agreement (other than to make payments of amounts due) as a result of any circumstances beyond its reasonable control, including without limitation, acts of God, fires, floods, wars, civil insurrection, general military obligation, sabotage, any governmental laws, ordinances, rules, regulations, bans, acts of terrorism (“Force Majeure”). The party suffering the inability to perform shall notify the other parties of the existence of such delay within twenty (20) days of the first day of such circumstances of Force Majeure.

7.2	During the subsistence of the circumstances of Force Majeure all the parties will take all reasonable steps to minimise any adverse implications (including costs) and the parties shall promptly meet to discuss how best to overcome the circumstances of Force Majeure.

7.3	If the circumstances of Force Majeure continue for a period in excess of three (3) months after the date on which it began either, the party relying on the circumstances of Force Majeure (“first party”) or the other parties acting together may give one (1) month’s written notice to the other to terminate the first party’s engagement in this Agreement. None of the parties shall have any liability to the other parties in respect of termination of this Agreement due to circumstances of Force Majeure, but rights and liabilities which have accrued prior to termination shall subsist.

8	GRANT ANNOUNCEMENTS AND PUBLIC REPORTS.

In accordance with the terms of the Award Agreement the parties acknowledge and agree that they may not make any statement or otherwise imply to the media, the general public or any other donor or investor that it, its operations, or its participation in the Project or in connection with this Agreement is supported by any organisation (including The Foundation) other than the LSTM unless it has directly received funds from the other organisation. No party may issue a press release announcing the Grant or any subsequent press releases that directly related to the Grant or make any public announcements or make any press announcements about the existence or contents of this Agreement, the Award Agreement and/or any Project Agreement without the prior written consent of LSTM.

9	TERMINATION

9.1	The participation of a party (“Exiting Party”) in this Agreement may be terminated with immediate effect at any time upon the giving of a written notice of termination to the Exiting Party by all the other parties acting together:-

9.1.1	if the Exiting Party is in persistent or material breach of this Agreement and fails to remedy the same within thirty (30) days of being notified in writing to do so by all the other parties acting together; or

7.1.2	if the Exiting Party is unable to continue the Project for reasons beyond its control including the loss of funding, withdrawal of ethical approval or the unavailability of principal investigator(s) to supervise the Project; or

9.1.2	if an order is made or a resolution passed for the winding up of the Exiting Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if the Exiting Party goes into liquidation, or if an administrator or receiver is appointed in respect of the whole or any part of the Exiting Party’s assets, or if the Exiting Party makes an assignment for the benefit of or composition with its creditors generally is declared or adjudicated bankrupt or proposes or threatens to do any of these things, or if anything in any other jurisdiction happens in respect of the Exiting Party which is similar to any of the foregoing, or if the Exiting Party ceases to carry on business.

For the avoidance of doubt, this Agreement shall remain in full force and effect between the remaining parties on the termination of any Exiting Party’s participation under this Agreement under this clause 9.1.

9.2	Any of the parties may terminate its participation in this Agreement (“Exiting Party”) on not less than six (6) months’ prior written notice to the other parties and the A-WOL Management Committee.

9.3	This Agreement may be terminated as a whole if:

9.3.1	the Grant for the Project is withdrawn by the Foundation or the Award Agreement is terminated for any reason whatsoever or howsoever arising; or

9.3.2	the number of remaining parties under this Agreement means that it is no longer viable to continue with the Project under the terms of the Award Agreement and with the agreement of the remaining parties, LSTM has proposed such termination to and such proposal has been accepted by The Foundation.

10	CONSEQUENCES OF TERMINATION

10.1	On the expiry or termination of this Agreement or an Exiting Party’s participation under this Agreement arising howsoever or whatsoever:

10.1.1	the receiving party shall return all Confidential Information to the disclosing party/parties together with all copies, extracts and summaries thereof;

10.1.2	any sums under the Grant which have not been wholly and properly incurred as reasonable costs under the Project by the Exiting Party or parties under the relevant Project Agreement shall be immediately repaid to LSTM; and

10.1.3	the Exiting Party acknowledges and agrees that the licence of its Background IPR under clause 5.5 shall continue irrespective of the Exiting Party’s termination of its participation in this Agreement.

10.2	Any provision of this Agreement, which is expressly or by implication intended to continue in force and effect after the expiry or termination of this Agreement for any reason whatsoever shall continue in force and effect notwithstanding such termination, including clause 2.4 (warranties), clause 3 (financial provisions, indemnification and liability), clause 5 (IPR), clause 7 (force majeure), clause 10 (consequences of termination), clause 11 (confidentiality), clause 12 (general) and the provisions of the Global Access Plan.

10.3	Any expiry or termination of the whole of this Agreement or an Exiting Party’s participation in this Agreement (whatsoever or howsoever arising) shall not affect any accrued rights or liabilities of any party nor any other rights of the terminating party or parties in relation to the matter in giving rise to the termination nor shall it affect the coming into force or the continuance in force of any provisions of this Agreement which are expressly intended to or by reasonable implication intended to come into or to continue in force on or after such expiry or termination.

11	CONFIDENTIALITY

11.1	Each party shall both during this Agreement and for ten (10) years after the expiry or termination of this Agreement for any reason whatsoever hold in confidence, protect, preserve the confidentiality of, not copy, disclose, permit the disclosure of or use (other than strictly to the extent that any such copying or use is required for the performance of its obligations under this Agreement or otherwise in connection with the Project) any Confidential Information of the other parties or The Foundation and use at least the same degree of care (and, as a minimum, a reasonable degree of care) to prevent the unauthorised copy, use and/or disclosure of the other parties’ and The Foundation’s Confidential Information that it uses to protect its own Confidential Information of like importance.

11.2	This clause 11 shall not apply in respect of any information which together with documentary evidence:

11.2.1	can be shown to have been known (without being subject to any confidentiality obligations) to the receiving party at the time of receipt;

11.2.2	had previously been published or can otherwise be shown to be within the public domain or generally known to the public at the time of its disclosure to the receiving party or which subsequently becomes part of the public domain in any manner other than by violation of the terms of this Agreement;

11.2.3	is received from other sources without any breach of any obligations regarding the preservation of the confidentiality thereof;

11.2.4	the disclosing party confirms in writing shall not be subject to this clause 11;

11.2.5	can be shown to have been independently developed by the receiving party;

11.2.6	is required by law to be disclosed, but only to the extent of such order and the receiving party shall promptly inform the disclosing party of such requirement prior to disclosure;

providing always that if the receiving party is seeking to rely upon any of the exceptions set out above then the Confidential Information shall not be deemed to be within one of the exceptions set out above merely because it is embraced by more general information within such exceptions. In addition, any combinations of features disclosed by the disclosing party will be deemed to be within the public domain only if both the combination itself and its use fall within the exceptions set out above.

11.3	Each party shall return to each applicable other party that other party’s Confidential Information and any copies, summaries and extracts thereof promptly following receipt of a request to do so from that other party in writing and shall not retain any copies thereof other than solely for the purpose of performing its obligations under this Agreement and exercising the rights and licences granted to it under this Agreement.

11.4	The receiving party shall indemnify and keep indemnified the disclosing party against any and all losses, damages, claims, costs, expenses (including legal expenses and disbursements), proceedings, actions and demands, which the disclosing party may incur as a result of any unauthorised disclosure or use of the Confidential Information by it, or by its employees, officers, agents, representatives or by any other party to whom the receiving party discloses the Confidential Information.

11.5	The receiving party acknowledges that the Confidential Information contains valuable proprietary information belonging to the disclosing party and the unauthorised disclosure could cause substantial commercial loss to the disclosing party and the parties agree that the provisions of this clause 11 preventing disclosure and use the Confidential Information may be specifically enforced by a court of competent jurisdiction, including injunctive relief.

12	GENERAL

12.1

This Agreement (together with the Award Agreement, the Project Agreements and the Interim Consortium Agreement dated 25 th April 2007 between the parties and Paratek Pharmaceuticals Inc.) supersedes any prior written or oral agreements, arrangements and undertakings between the parties relating to the subject matter of this Agreement and shall, together with the Schedules hereto and the Project constitute the entire agreement and understanding between the parties relating to its subject matter. The parties shall act reasonably in implementing any additions or modifications which may be required by The Foundation.

12.2	The parties acknowledge and agree that, in entering this Agreement, they are not relying upon any representation, warranty, promise or assurance made or given by the other parties or any other person, whether or not in writing, at any time prior to the Effective Date which is not expressly set out in this Agreement.

12.3	No rights or obligations of any party arising from or under this Agreement (including the exercise and enforcement thereof) may be assigned, transferred, sub-licensed, (except in accordance with the Global Access Plan) sub-contracted or otherwise delegated in whole or in part to any third party without the prior written approval of the other parties. In the event that a party assigns, transfers, sub-licences, sub-contracts or otherwise delegates to a third party as aforesaid it shall remain fully responsible and liable for the acts and omissions of any such third party.

12.4	Nothing in this Agreement shall constitute, be deemed to constitute or imply a partnership, agency, employment or other relationship between the parties other than the contractual relationship expressly provided for in this Agreement and none of the parties shall hold itself out or act in such a way as may give that impression (including by using another party’s name) or do anything to bind or create any obligation or responsibility upon another party without that other party’s prior written approval.

12.5	No delay or failure by a party to exercise or enforce any right, power or remedy under this Agreement shall constitute or operate as a waiver of that right, power or remedy or any other right, power or remedy under this Agreement or operate so as to prevent the subsequent exercise or enforcement of any such right, power or remedy. Any waiver must be made by the waiving party in writing to be effective.

12.6	Any notice, consent, approval, agreement or other document required under this Agreement shall, in the absence of any express provision to the contrary shall be in writing in the English language and shall be deemed to have been duly given if left at or sent by hand or by registered post or by fax to a party at the address set out at the beginning of this Agreement for such party or such other address as one party may from time to time designate by written notice to the other and will be deemed to have been received by the other party; (i) two (2) Working Days following the date of dispatch if the notice or other document is sent by registered post, or (ii) seven (7) Working Days following the date of dispatch if the notice or other document is sent by registered airmail post, or (iii) simultaneously with the delivery if sent by hand, or (iv) simultaneously with transmission if sent by fax provided that the sending transmitting party keeps a copy of a transmission report illustrating successful transmission to the appropriate fax number.

12.7	If any provision of this Agreement is held by any court or other competent authority to be void or enforceable (in whole or part), the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid.

12.8	Subject to Clause 12.9 below, an entity which is not expressly a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement and the provisions of the Contracts (Rights of Third Parties) Act 1999 shall be expressly excluded from this Agreement.

12.9	Any Affiliate may enforce any term of this Agreement. The Foundation shall have the right to enforce the terms of this Agreement to the extent reasonably necessary in order to enable The Foundation to exercise its rights to audit under the Award Agreement.

12.10	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

12.11	This Deed shall be governed by and construed in accordance with English law. The parties irrevocably agree that the courts of England have exclusive jurisdiction to decide and to settle any dispute or claim arising out of or in connection with this Agreement.

SCHEDULE 1

AWARD AGREEMENT

Mr. Einion Holland

Bursar

Liverpool School of Tropical Medicine

Pembroke Place

Liverpool L3 5QA

United Kingdom

Re: Grant Number 39284

Project Title: Anti-symbiotic treatment of filariasis

Dear Dr. Taylor:

The Global Health Program of the Bill & Melinda Gates Foundation (the “Foundation”) is pleased to award Liverpool School of Tropical Medicine a project support grant in the amount of $23,000,000.00 for the period from October 9, 2006 to October 9, 2011 (the “Grant Period”). The purpose of the grant is to fund the establishment of anti-symbiotic chemotherapy directed against Wolbachia bacterial endosymbionts for the control and treatment of human filariasis (the “Project”), as described in your proposal and budget dated April 13, 2006 (the “Proposal”). This letter (the “Grant Agreement”) summarizes the terms and conditions under which the Foundation has awarded this grant to you.

Tax-Exempt Status. You confirm that you are a non-profit educational institution in the United Kingdom that is registered with the U.K. Charity Commission. Equivalency Affidavit (the “Affidavit”) is based on the Affidavit and supporting documentation, the Foundation has made a good faith determination that you are an organization that is described in Sections 501(c)(3) and

509(a)(1) of the Internal Revenue Code of 1986. You agree to advise us immediately if any of the facts contained in the Affidavit change and to provide us with the information necessary to update the affidavit upon request is any change in your organization’s exempt status during the term of this grant.

Use of Grant Funds. You agree to use the grant funds only for the Project in the manner described in the Proposal, subject to the terms and conditions of this Grant Agreement. You further agree that no portion of the grant funds is earmarked for lobbying activity and that the Foundation’s grant funds will not be used to support political activity. Furthermore, you agree that any portion of the grant funds unexpended or uncommitted at the end of the Grant Period (including approved extensions), or used for purposes or in a manner other than those described in the Proposal, must be promptly returned to the Foundation without request. Any proposed change to a budget line item of more than 10% must be approved in writing by your assigned Program Officer in advance.

Investment of Grant Funds. All unspent or uncommitted grant funds must be invested in highly liquid investments (such as an interest-bearing bank account) with the primary objective of preservation of principal so that they remain available for the funding of the Project in the manner described in the Proposal. Any interest or other income generated by the grant funds, including currency conversion gains, must be applied to the charitable purposes of the Project.

Anti-Terrorism. You acknowledge that you are familiar with the U.S. Executive Orders and laws that prohibit the provision of resources and support to individuals and organizations associated with terrorism and the terrorist related lists promulgated by the U.S. Government. You will use reasonable efforts to ensure that you do not support or promote violence, terrorist activity or related training, or money laundering.

Subgrants and Subcontracts. The Proposal indicates that a portion of the grant funds will be paid to subgrantees to assist in the completion of the Project. You acknowledge that the Foundation: (a) does not approve the selection of any of your subgrantees; (b) has not earmarked the use of the grant funds for any other organization or individual involved in the Project; and (c)

will not oversee the activities or use of grant funds by such subgrantees. You remain responsible for ensuring that any subgrantee uses grant funds consistent with the terms and conditions of this Grant Agreement and the Proposal. Neither you nor your subgrantees may state to investors, media or the general public that the Foundation supports the activities of any subgrantee, and you agree to include the following stipulation in any agreements with subgrantees you engage to assist with the Project: “Your organization has been selected to participate in this Project at our discretion and you may not make any statement or otherwise imply to the media, the general public or any other donor or investor that your organization, its operations, or its participation in this Project is supported by any organization other than the Liverpool School of Tropical Medicine unless your organization has directly received funds from the other organization.”

Payment of Grant Funds. The Foundation will disburse grant funds to you via check or wire transfer in one or more installments upon the Foundation’s receipt of this Grant Agreement signed by an authorized officer of your organization, and upon the satisfactory completion by you of all the terms and conditions, including any performance milestones, contained in this

Grant Agreement or in the Proposal according to the following schedule:

Payment Date	Payment Amount	Contingent Upon
Within 10 days following receipt of the counter- signed grant agreement	$4,447,863.00	Receipt of signed grant agreement

January 1, 2008	$4,432,630.00	Satisfactory Interim Narrative & Financial Report; Satisfactory Completion of Global Access Milestone Documentation

January 1, 2009	$5,031,722.00	Satisfactory Interim Narrative & Financial Report

January 1, 2010	$4,863,525.00	Satisfactory Interim Narrative & Financial Report

January 1, 2011	$4,224,260.00	Satisfactory Interim Narrative & Financial Report

Reporting. You are required to submit one or more interim narrative and financial reports and/or a final report to the Foundation regarding the expenditure of grant funds and your progress in achieving the purposes for which the grant was made. The Foundation’s Interim Narrative and Financial Report Template can be found at http://www.gatesfoundation.org/nr/downloads/globalhealth/grantseekers/Progress_Report.doc

The Foundation’s Final Report Template can be found at http://www.gatesfoundation.org/nr/downloads/globalhealth/Grantseekers/FinalReportGuidelines.doc Please note that these guidelines may be updated from time to time, and that the procedures for submitting reports also are subject to change. The Foundation will send an email reminder to the primary contact on the grant prior to your report due date and will include further instructions to assist in the preparation and submission of the reports). Reports should be submitted electronically to the attention of Doug Holtzman, Senior Program Officer, Infectious Diseases at douglas.holtzman@gatesfoundation.org and Abby Dain, Program Coordinator at

abby.dain@gatesfoundation.org at the Foundation in accordance with the schedule below:

Report Due Date	Report Type
October 1, 2007	Interim Narrative & Financial Report; Global Access Milestone Documentation

October 1, 2008	Interim Narrative & Financial Report

October 1, 2009	Interim Narrative & Financial Report

October 1, 2010	Interim Narrative & Financial Report

December 1, 2011	Final Report

You also agree to submit such other reports as the Foundation may reasonably request from time to time.

Satisfaction of Reports. In order for an Interim Narrative & Financial Report to be deemed satisfactory, you must demonstrate meaningful progress against the specific agreed-upon milestones as described in this Agreement and the Proposal.

Technical Milestones. You agree to consult with the Foundation in producing, no later than March 1, 2007, a further defined set of technical milestones specifically with respect to Objective 3, Activities 6 and 7 (“Activities”) as described in Appendix A to the Proposal. Such refined technical milestones will be subject to the Foundation’s approval, and will clarify the go/no-go metrics for initiating the described Activities. You acknowledge and understand that the inability to achieve the refined technical milestones will impact the Project budget, including the Foundation’s obligation to continue paying certain amounts or your allocation of funds to certain activities. Such implications on the Project budget will be established in conjunction with your completing the refinement of the technical milestones.

Record Maintenance and Inspection. You agree to maintain adequate records for the Project to enable the Foundation to easily determine how the grant funds were expended. You also agree to make your books and records available for inspection by the Foundation or its designee at reasonable times and permit us to monitor and conduct an evaluation of operations under this grant, which may include: a visit by our personnel or our designee to observe your organization, a discussion of the Project with your organization’s staff, and a review of financial and other records connected with this grant and the Project.

Compliance. If: (a) the Foundation is not reasonably satisfied with your progress on the Project or the content of any written report from you regarding the Project, or (b) you fail to comply with any term or condition of this Grant Agreement, the Foundation has the right at its discretion to terminate the grant and/or discontinue funding the Project. Upon termination, if requested by the Foundation, you agree to promptly return to the Foundation any unspent and uncommitted grant funds (as of the date of termination) previously distributed to you by the Foundation for the Project. The Foundation also reserves the right to withhold funds or terminate this Grant Agreement if significant leadership or other changes occur that the Foundation believes may threaten the Project outlined in the Proposal.

Indemnification. As a condition to this grant, you agree to indemnify, defend and hold the Foundation harmless from and against any and all liability, loss, and expense (including reasonable attorneys’ fees) or claims for injury or damages arising out of or resulting from, or that are alleged to arise out of or result from, the actions or omissions by you or of any of your officers, agents, employees, subgrantees, contractors or subcontractors with respect to the grant. You acknowledge and agree that any activities by the Foundation in association with the Project, such as its review or proposal of suggested modifications to the Project, will not modify or constitute the basis for any claim of waiver by you of the Foundation’s rights under this paragraph.

Global Access. You understand and acknowledge that the Foundation is making the grant in furtherance of its charitable purposes. As a condition to making the grant, the Foundation requires that you will use good faith efforts to conduct and manage the research, product development, technologies and innovations involved in this grant in a manner that enables (a) the knowledge gained during the project to be promptly and broadly disseminated to the scientific community, subject to a limited delay to seek intellectual property protection if such protection would best facilitate the achievement of the project’s charitable objectives and (b) the intended product to be made accessible (with respect to cost, quantity and applicability) to the people most in need within the developing countries of the world. The Foundation refers to this as Global Access.

Global Access Documentation Milestone. In furtherance of Global Access, the Foundation requires you to complete the documentation described below no later than October 1, 2007, and subject to the satisfaction of the Foundation:

(i) A Collaboration Agreement among all of the collaborating institutions on the Project (although the Foundation recognizes that you may elect to use individual license or research agreements with certain collaborators). This agreement should provide for the following, at a minimum: (a) the allocation of Project activities and funding; (b) the mechanisms by which the collaborators, Project activities, data, research materials and technologies will be managed so as to ensure that the Project’s scientific and charitable objectives could be achieved; (c) how disputes among the collaborators will be resolved; (d) the collaborators’ grant and receipt of access rights among each other with respect to both background and Project technology (and related IP rights) to ensure that such technologies are accessible to further the Global Access objectives; (d) the event (including possible continuing access to technologies) that will occur if a collaborator falls out of the Project; and (e) an acknowledgement that the agreement is subject to the terms and conditions of the grant agreement letter, and that the collaborators will conduct their activities in a manner that is consistent with and in furtherance of the Global Access Strategy and the Project’s charitable objectives. (ii) A Global Access Strategy among all of the collaborating institutions on the Project. The Global Access Strategy is to outline your plan to manage the Project, information and innovations, and to optimize outputs to achieve public health outcomes that will enable the achievement of the two components of Global Access. To reflect how you intend to achieve these objectives, this strategy document should address:(a) reporting of inventions; (b) publication of results and other information generated during the Project; (c) project management that inform the scientific activities of the knowledge and development that could impact the ability to achieve the Global Access objectives; (d) identification of background technologies and strategy to ensure access; (e) strategy to secure, manage and allocate IP rights; and (f) anticipated potential post-Project development, commercialisation and sustainability strategies that will help ensure that the Global Access objectives can be met.

Accordingly, you commit to manage both background technology as well as project inventions that are developed and/or created with funding from this grant (which may include negotiations with respect to accessing or licensing out IP) in a manner that furthers the Foundation’s objectives to support the furtherance of the Global Access objectives. You understand and acknowledge that (i) the Foundation is making the grant in reliance on the information provided in your Proposal, and (ii) no modifications will be made to any of these foregoing described documents, once accepted by the Foundation and executed by you, without the Foundation’s prior approval.

IP Event Reporting. By accepting this grant, you agree to report annual IP events (including the creation of new inventions, decisions as to whether to seek IP protection, and negotiations to license or otherwise transfer IP rights) relating to the activities of this Project that continue after the Project is concluded for a period of not less than five years in order to permit the Foundation to continue evaluating the intended health solution and understanding the related technologies and IP rights.

Clinical Trials. Since the Project will involve clinical trials on human/animal subjects, a condition of this grant is your agreement that the appropriate Institutional Review Boards (“IRBs”) and ethical committees will review and approve the clinical protocols prior to trial initiation. You further agree to conduct clinical trials associated with the project under the generally accepted principles of “Good Clinical Practices” as defined by the International Conference on Harmonization (ICH) E-6 Standard, the United States Food and Drug Administration (FDA) or the European Agency for the Evaluation of Medicinal Products (EMEA), as applicable. You acknowledge and agree that, as between you and the Foundation, you take and will have full responsibility for all compliance, data safety, monitoring, and audit requirements of the relevant regulatory agencies, both for yourself and all other sites included in the project, including those activities conducted through subgrants, subcontracts or other collaborative efforts. You acknowledge and agree that any activities by the Foundation as the grantor funding the Project, including its review of the Proposal or suggested modifications to the Project, does not modify the provisions of this paragraph or constitute the basis for any claim by you against the Foundation.

Coverage for all Sites. You agree that for each venue in which any part of the Project is conducted (either by your organization or a subgrantee or subcontractor) all legal and regulatory approvals for the activities being conducted will be obtained in advance of commencing the regulated activity. You further specifically agree that no funds will be expended to enroll human subjects until the necessary regulatory and ethical bodies’ approvals are obtained.

Regulated Activities. The coverage requirements set forth in the proceeding paragraph include but are not limited to regulations relating to: research involving human subjects; clinical trials, including management of data confidentiality; research involving animals; research using substances or organisms classified as Select Agents by the U.S. Government; use or release of genetically modified organisms; research use of recombinant DNA; and/or use of any organism, substance or material considered to be a biohazard, including adherence to all applicable standards for transport of specimens, both locally and internationally, as appropriate. As applicable, regulated activities and their documentation are to be conducted under the applicable international, national, and local standards. Documentation of research results should be consistent with regulations and the need to establish corroborated dates of invention and reduction to practice with respect to inventions where this is relevant.

Institutional Review Board (IRB) Approval. You agree to obtain the review and approval of all final protocols by the appropriate IRBs and ethical committees prior to enrolment of the first human subject. A similar provision applies to Institutional Animal Care and Use Committee approval of studies involving animals, and Institutional Biosafety Committee for biohazards and recombinant DNA. You agree to provide prompt notice to the Foundation if the facts and circumstances change regarding the approval status of the IRBs or ethical committees for any final protocol(s).

Provision of Care for Human Subjects Research. In keeping with “Good Clinical Practice” standards, you will disclose to subjects and the IRBs what care and/or referrals will be available through participation in the study. Institutional policies regarding what care will be provided to personnel who are injured as a result of their work on the Project should be similarly be developed, approved and implemented with notice to the employees.

Animals in Research. You agree to be responsible for the humane care and treatment of animals in projects supported in part or whole by Foundation funds; and to adhere to the official guidelines for animal research applicable in the country and locality where the trial is being conducted. No grant funds may be expended on studies involving animals until all requisite approvals are in place, and notification to that effect has been provided to the Foundation. For purposes of this provision, an “animal” is defined as any live, vertebrate animal used or intended for use in research, research training, experimentation, biological testing or for related purposes. In the case of multi-national collaborations, the standards of each country may be followed, as long as (i) differences do not interfere with the design and analysis of the Project, and (ii) regulations in your institution and host country do not conflict with the management of the Project.

You agree to take responsibility for compliance of all subgrantees or subcontractors (if any) with the appropriate animal welfare laws, rules and regulations. You must report annually as a part of your progress report that the activities are being conducted in accordance with applicable laws in each respective venue (e.g., U.S. grantees must use the U.S. Public Health Service standards. Non- U.S. grantees may cite national laws or the CIOMS International Guiding Principles for Biomedical Research Involving Animals (see http://www.cioms.ch/frame_1985_texts_of_guidelines.htm) if there is no relevant national standard.

Grant Announcements; Public Reports and Use of Foundation Name and Logo. The Foundation will include information on this grant in our periodic public reports and may make information about this grant public at any time on its web page and as part of press releases, public reports, speeches, newsletters, and other public documents. If you wish to issue a press release or report announcing this grant, or otherwise use the Foundation’s name or logo, please contact Clark Moore at 212.584.5039 or cmoore@corkerygroup.com at least two weeks before the desired announcement or publication date. You agree to obtain advance approval from the Foundation of the press release and the date of release, or of any other use of the Foundation’s name or logo. The Foundation requests an opportunity to review and comment on subsequent press releases or reports that are directly related to the grant.

Entire Agreement; Amendment. This Grant Agreement constitutes our entire agreement and supersedes any prior oral or written agreements or communications between us regarding its subject matter. The provisions of this Agreement are severable so that if any term or provision is found for any reason to be invalid, illegal, or unenforceable, such finding shall not affect the validity, construction, or enforceability of any remaining term or provision. This Grant Agreement may be amended or modified only by a mutual written agreement of the parties.

If this Grant Agreement correctly describes your understanding of the terms of this grant, please sign both copies of this letter and return one to Anna Gibson, Grants Administrator, at the Foundation. Please keep the other copy for your records. If you have questions, please contact Anna at anna.gibson@gatesfoundation.org or 206.709.3476.

On behalf of the Foundation, may I extend every good wish for the success of your work.

Sincerely,

Regina Rabinovich, MD, MPH

Director, Infectious Diseases

Global Health

Liverpool School of Tropical Medicine agrees to the terms and conditions of this Grant Agreement.

Mr. Einion Holland Date
Bursar

SCHEDULE 2

GLOBAL ACCESS PLAN FOR A-WOL

EXPLOITING PARTY: TO BE DEFINED

1	Background Principles

•	The A-WOL Project requires a Global Access Plan (“GAP”) to ensure the delivery of the Charitable Objectives.

•

All parties will subscribe to the GAP in terms of the Charitable Objectives and each of the parties hereby agrees and acknowledges that the GAP is a statement of intent for the terms on which A-WOL will contract with the Exploiting Party in order to fulfil the Charitable Objectives.

•	The Project will consist of a series of sub-projects detailed in the relevant Project Agreements with all participants subscribing to the GAP.

•	The scope of this GAP relates to the discovery, pre-clinical development and proof of clinical concept of potential new drug/drug regimens to treat filariasis.

•	The GAP illustrates how an Exploiting Party other than the parties in the Project Agreement will manage late stage clinical development, International registrations and supply chain/deployment.

•

The Exploiting Party, when defined, will be the subject of a separate contract between LSTM (acting on behalf of A-WOL) and the Exploiting Party which encompasses the GAP. The role of the Exploiting Party is however referred and assumed in this document and each of the parties agrees to the GAP for the purposes of the future agreement with the Exploiting Party.

•	This GAP should be read together with the Project Agreement for the respective party.

2	Duration

The terms of this GAP shall remain binding on all the parties throughout the duration of this Agreement and the Project Agreements and thereafter for a period of ten (10) years following the cessation of A-WOL support or, if longer, ten (10) years after the first commercialisation of the Product.

3	Supply Principles

The Parties agree that Exploiting Party on behalf of A-WOL will supply the Product according to the principles of the Charitable Objectives as follows:

3.1	Product/ Regimen Pricing

From the information presently available the target cost for the gold standard drug and treatment regimen (4 weeks Doxycycline) is US$5 (five US Dollars) per course. Any new course has to meet this target and to be underpinned by safety and ease of administration in mass drug administration programmes developed within the Project.

However, the target pricing for the treatment regimen will be kept under review by the Project. In determining the benchmark or price structure and cap (maximum price to the extent legally possible) to comply with the Charitable Objectives, the Exploiting Party will determine the price structure in its best judgment after consultation with such bodies as are well informed of the pricing requirements of the Disease Endemic Countries such as the A-WOL, WHO, Filariasis National Control Programmes etc. The Exploiting Party will act in the spirit of co-operation and good faith with such bodies and at all times in accordance with the Charitable Objectives when determining the Product benchmark or price structure.

3.2	Geographical

The pricing policy set out above will not apply outside the Disease Endemic Countries, or in relation to sales of the Product for purposes other than filariasis or onchocerciasis control. The Exploiting Party will use all reasonable endeavours to obtain country registrations and bid for appropriate tenders in Disease Endemic Countries in a timely manner.

3.3	Volumes

The Exploiting Party will supply such volumes of the Product to the Disease Endemic Countries that are sufficient to meet their national supply requirements as long as the lead-time remains reasonable. The parties shall discuss and agree in good faith about the ways to mitigate any possible supply issues to the Disease Endemic Countries.

4	Dissemination Agreement

4.1	Publication

The parties, including the Exploiting Party (if appropriate), will publish the scientific and technological results of the work performed under this Project in order to make the information available to the wider filariasis control community, so as to disseminate the information in accordance with the Charitable Objectives and the Global Access Strategy, while preserving the need for prior protection of inventions (e.g. patent) before any publication is made. The mode of publication must be appropriate to effective and timely communication with that community (subject to any prior change to the publication to protect inventions) and the support of A-WOL should be acknowledged in any such publication.

5	IPR

Licence of Foreground IPR

5.1	LSTM will grant to the Exploiting Party a non-exclusive, royalty-free, sub-licensable, worldwide licence to use the Foreground IPR for the purposes and prosecution of the Charitable Objectives being to manufacture, supply and sell the Products to the Disease Endemic Countries.

5.2	LSTM will grant to the Exploiting Party an exclusive, royalty-bearing, sub-licensable, worldwide licence to use the Foreground IPR within the Commercial Field. Furthermore, within this licence, the Exploiting Party shall have the right to enforce the Foreground IPR used in the Commercial Field at its own expense. LSTM shall notify and inform the Exploiting Party of all activities relating to the prosecution, maintenance, defence and enforcement of the patents in the Commercial Field.

5.3	The Exploiting Party will pay royalties to LSTM based on the net sales price of any products manufactured, supplied, distributed and sold using the Foreground IPR within the Commercial Field, such royalties to be agreed under the separate agreement between LSTM and the Exploiting Party.

5.4	LSTM and the A-WOL parties will negotiate and agree in good faith the payment of any royalties by LSTM to the A-WOL parties in such proportions as they have contributed to the Foreground IPR that generates the royalties payable by the Exploiting Party under clause 5.3 above.

Background IPR

5.5	Each of the parties will grant to the Exploiting Party a non-exclusive, royalty-free, sub-licensable, worldwide licence to use the Background IPR to the extent necessary in order for the Exploiting Party to use the Foreground IPR for the purposes and prosecution of the Charitable Objectives.

5.6	Each of the parties will grant to the Exploiting Party a non-exclusive, perpetual, royalty-free, worldwide, sub-licensable licence to use the Background IPR to the extent necessary in order for the Exploiting Party to use the Foreground IPR for any commercial exploitation within the Commercial Field.

General

5.7	Any licence that is proposed or actually granted to Exploiting Party pursuant to this clause 5 shall be conditional upon the Exploiting Party fully complying and continuing to comply with the supply principles set out in clause 3 and, in the event that the Agreement is terminated, the effect on any licence that has been proposed or granted shall be determined in accordance with the provisions of clause 6 (GAP - Consequences of Termination).

5.8	The terms for the royalty relating to the licences set out in clause 5.3 shall be negotiated in the spirit of co-operation and good faith between LSTM and the Exploiting Party. Any applicable royalty shall be paid and reported in accordance with and subject to the audit provisions of clause 7 below.

6	Consequences of Termination

6.1	If LSTM terminates its participation in the Award Agreement and/or this Agreement, the licences granted to the Exploiting Party under clause 5 will continue and the obligations of the Exploiting Party to fulfill the supply principles of clause 3 will persist.

6.2	If the participation of the Exploiting Party in the agreement with LSTM is terminated by LSTM for any reason whatsoever and howsoever arising, the Exploiting Party shall, using its best judgment in accordance with the Charitable Objectives (or, if it fails to do so within six (6) months of any of the foregoing events occurring, at the direction of the A-WOL Management Committee):

6.2.1	make all necessary arrangements with a third party to supply the Product for the fulfilment of the Charitable Objectives in accordance with the terms of this GAP; or

6.2.2

all of its rights to use the Foreground IPR and/or the Background IPR under clause 5 above shall cease and the Exploiting Party shall grant to LSTM an exclusive, perpetual, irrevocable, royalty-free, worldwide license to any

Foreground IPR registered in the Exploiting Party’s name, together with the right to sub-license, to the extent necessary to allow LSTM and the other A-WOL parties to complete the Project and to manufacture, deliver, supply and sell the Product for the fulfilment of the Charitable Objectives in accordance with the terms of this GAP.

7	Royalty Reporting and Audit Provisions

7.1	Exploiting Party shall supply to LSTM, in respect of each calendar quarter, a statement showing the supplies of Products made by Exploiting Party and all sub-licensees in that calendar quarter and the amount of royalties accrued in that calendar quarter, the statement for each calendar quarter to be supplied within 30 (thirty) days after the end of such calendar quarter.

7.2	Exploiting Party shall within 3 (three) months after the end of each calendar year deliver to LSTM/A-WOL a statement in a form approved by LSTM/A-WOL and certified by Exploiting Party auditors showing the quantity of all Products manufactured and all Products supplied by Exploiting Party and all sub-licensees during the calendar year just ended and the amount of royalties payable to LSTM in respect of them.

7.3	LSTM/A-WOL shall maintain at its principal place of business full and accurate books of account relating to manufacture and supply of Products by Exploiting Party and all sub-licensees and royalties payable under this Agreement, and shall retain all supporting records, invoices, vouchers, receipts and other documents for at least six (6) calendar years from their creation, both before and after any termination of the Agreement.

7.4	Exploiting Party shall permit LSTM (or any person nominated by LSTM) within normal business hours on not less than twenty-four (24) hours’ prior notice, and for a period not exceeding five (5) days a year (in total for LSTM), to inspect and audit the books of account, records, invoices, vouchers, receipts and other documents referred to in clause 7.3 and to take copies thereof or make extracts from them. If on any such inspection it is found that the royalties for any period reported to LSTM in the statements supplied to LSTM under clause 7.1 is less than 98% (ninety-eight percent) of the royalties payable for the same period as determined in the course of any such inspection, Exploiting Party shall (without prejudice to any other rights which LSTM may have) reimburse LSTM for all costs and fees incurred in conjunction with such inspection.

7.5	LSTM shall keep confidential and use the information provided or obtained under this clause 7 solely for the purpose of verifying compliance with and enforcing their respective rights under the Agreement, in accordance with the confidentiality provisions thereof.

7.6	All royalties and other amounts payable by Exploiting Party under the Agreement shall be paid without any set-off, counterclaim, restriction or condition and free and clear of and without deduction or withholding for or on account of any present or future taxes now or hereafter imposed by any government. If Exploiting Party is required by law to deduct or withhold taxes on any royalties or any other amount payable by Exploiting Party under this Agreement, it shall pay to LSTM such additional amount as may be necessary in order that the net amount received by LSTM after the required deduction or withholding (including any required deduction or withholding on such additional amount) shall equal the amount that LSTM would have received had no such deduction or withholding been made.

7.7	If and to the extent that LSTM shall obtain any relief from or credit against taxes asserted against it in any country by reason or on account of any taxes for which deduction or withholding has been made in any other country and in respect of which Exploiting Party shall have made additional payments under clause 7.6 above, LSTM shall repay to Exploiting Party the net amount of the credit or relief so granted to or obtained by LSTM.

7.8	Each of the parties undertakes to permit the other parties’ auditors or authorised agents to inspect its financial records to the extent necessary to verify the amounts payable to or recoverable by the other under clauses 7.6 and 7.7, under the same confidentiality provisions as stated in clause 7.5.

SCHEDULE 3

GLOBAL ACCESS STRATEGY

Vision: Control of Onchocerciasis and Lymphatic Filariasis using community based Mass Drug Administration (MDA) programmes and /or refined Individual Drug Administration (IDA) approaches targeting Wolbachia.

Five Year Objectives:

•

To develop a novel approach to the discovery and development of a drug which targets Wolbachia bacteria – a mutualistic bacterial endosymbiont of the filarial worm which is essential for worm development, fertility and survival and is a component of the inflammatory disease pathogenesis.

•

To provide an alternative treatment in the event of emergence of drug-resistance to existing treatment in limited populations or as alternative for individual poor responders to current treatments. The Project will support a consortium of academics and industrial partners to implement and manage the programme which will be achieved through the development of technologies and tools such as genomic and computational bioinformatics together with traditional screening systems established for the evaluation of macrofilarial drugs to identify novel drugs and regimes.

•	To identify a revised drug/combination regime with the aim of reducing the current treatment time.

•	To identify an Exploiting Party or Parties and the use of a Global Access Plan for implementation and deployment.

Critical Success Factors

•	The discovery, pre-clinical development and proof of clinical concept of a potential new drug/drug regimens to treat and control Onchocerciasis and Lymphatic Filariasis.

•

Identification of drug(s) currently registered for human use, which have demonstrated efficacy against Wolbachia. This will allow the inclusion of the successful drug(s) regime into MDA programmes for Onchocerciasis and Lymphatic Filariasis in countries endemic for the diseases.

•

The development of a Wolbachia-cell line assay compatible with combinational high throughput screening technologies as a tool to screen a vast array of existing libraries and novel compounds for anti-symbiotic activity; in addition the screening of the identified empirical targets and/or inhibitors of key enzymatic and metabolic pathways predicted from the Wolbachia genome.

•	To secure an Exploiting Party to lead the Product into the latter stages of drug and clinical development, international registrations and supply chain distribution/deployment.

SCHEDULE 4

ACCESSION AGREEMENT

THIS AGREEMENT is made on [insert date]                          [2007]

A-WOL Consortium – Consortium Agreement relating to Anti-symbiotic Treatment of Filariasis Consortium dated [insert date] (“Consortium Agreement”).

[insert name and address of new consortium member] (“New Member”) hereby consents to become a party to the Consortium Agreement and agrees to be bound by the terms of the Consortium Agreement accepts all the rights and obligations of a party starting from [insert date from which the New Member will become part of the Consortium].

LSTM for and on behalf of the other parties to the Consortium Agreement hereby certifies that the parties to the Consortium Agreement have accepted in the meeting held on [insert date] the accession of the New Party on the terms of this Accession Agreement.

This Accession Agreement shall be governed by and construed in accordance with English law. The parties irrevocably agree that the courts of England have exclusive jurisdiction to decide and to settle any dispute or claim arising out of or in connection with this Accession Agreement.

THIS ACCESSION AGREEMENT is signed by the parties on the date first written above.

SIGNED for and on behalf of

[INSERT NEW MEMBER]

Signature:

Name:

Position:

Date:

SIGNED for and on behalf of

LIVERPOOL SCHOOL OF TROPICAL MEDICINE

Signature:

Name:

Position:

Date:

SCHEDULE 5

A-WOL Management Committee

1.	Introduction

The A-WOL Management Committee (A-WOLMC) is the senior decision making Body for the consortium. The Committee is responsible for setting the strategy and direction for the consortium with advice from and consultation with an External Scientific and Advisory Committee (ESAC)

The parties agree as follows:

2.	Definitions and interpretation

In this Agreement, unless the context requires otherwise, the following words shall have the following meaning:-

“Project” means the sub-project described in the Complete Project Specification and

“ESAC members” means the non-A-WOL members who represent the External Scientific Advisory Council.

3.	Management Committee general performance obligations

3.1	Each Party will, within 14 days of signature of this Agreement, nominate one representative for the A-WOL Management Committee (A-WOLMC). The Project will then be managed by the A-WOLMC in accordance with the terms of this Agreement.

3.2	The A-WOLMC will be chaired by the Senior Executive Officer, Professor Mark Taylor of LSTM or his nominee.

3.3	The Parties agree that representatives from BMGF shall be entitled to attend A-WOLMC meetings should they wish to do.

3.4	A Project Manager will be appointed for the Project by the Senior Executive Officer with agreement by the A-WOLMC. Should the A-WOLMC fail to agree with the Senior Executive Officer’s choice of Project Manager, the matter will be resolved via the Dispute Resolution Procedure.

3.5	The Project Manager will:

(a)	be responsible to the A-WOLMC for the creation and maintenance of all work plans for the Project;

(b)	be responsible to the A-WOLMC for the day-to-day management of the Project;

(c)	be responsible for implementing decisions taken by the A-WOLMC;

(d)	monitor the progress of the Project and for the activities contracted to the Parties;

(e)	keep the Parties regularly informed of the progress of the Project and Results received; and

(f)	attend all A-WOLMC meetings and report to the A-WOLMC on the Project,

and the Parties shall procure that the Project Manager undertakes these tasks with all due skill, care and attention.

3.5	Any member of the A-WOLMC may participate in meetings of the A-WOLMC by tele-conference, video-conference or any other technology that enables everyone participating in the meeting to communicate interactively and simultaneously with each other.

3.6	The quorum for a meeting of the A-WOLMC will be one representative of each Party, or his/her alternate, present in person or by tele-conference, video-conference or other technology mentioned above.

3.7	The Parties will ensure that the A-WOLMC meets bi-annually at venues to be agreed, and in default of agreement at LSTM, and at any other time as reasonably requested by either of the Parties.

3.8	Meetings of the A-WOLMC will be convened with at least twenty-one (21) days’ written notice in advance. That notice must include an agenda. Minutes of the meetings of the A-WOLMC will be prepared by the Project Manager and sent to each Party within 14 days after each meeting.

3.9	At six monthly intervals and/or such times as the Senior Executive Officer reasonable requests, the Parties will provide the Project Manager with a report summarising the work undertaken on the Project, the progress of the Project and the Results achieved since the previous report submitted on such matters. The Project Manager shall ensure that a copy of each report is circulated promptly to each Party and the latest report is circulated to each member of the A-WOLMC with the written notice for the relevant meeting.

3.10	At any major project reviews the Parties may submit proposals for consideration by LSTM on alternative strategies and approaches for meeting the Project objectives. Such proposals will be reviewed by the A-WOLMC.

4.	Management Committee Terms of Office

A Management Committee member’s term of office automatically terminates if he/she is:

•	incapable whether mentally or physically of managing his or her own affairs

•	is absent from more than two consecutive Management Committee Meetings

•	resigns by written notice to the A-WOL Consortium

•

is removed by resolution passed by at least three out of the remaining five of the Management Committee members present and voting at a bi-annual meeting, after the meeting has invited the views of the Management Committee member concerned and considered the matter in light of such views. A Management Committee member cannot vote for him/herself.

5.	Dispute Resolution Procedure

In the event of any dispute between the Parties arising in connection with the Project, the Parties shall use their best endeavors to promptly and amicably resolve such dispute in good faith. However if they are unable to do so through informal discussion and negotiation and the A-WOLMC, both Parties agree that such dispute shall be submitted to the Senior Executive Officer who will have the power of veto.

IN WITNESS WHEREOF duly authorised representatives of the parties have signed this Deed on the date first written above

Signed for and on behalf of	)

Liverpool School of Tropical Medicine	)

Signature /s/ Janet Hemingway	Signature
Name Janet Hemingway	Name
Title: Director	Title: Director/ Company Secretary

Date April 3, 2008	Date

Signed for and on behalf of	)
Institute for Medical Microbiology,	)
Immunology and Parasitology, University Clinic, Bonn	)

Signature /s/ Prof. Dr. Med. A. Hörauf	Signature
Name Prof. Dr. Med. A. Hörauf	Name
Title:	Title:

Date 07.02.2008	Date

Signed for and on behalf of	)
Universitaetsklinikum Bonn	)

Signature /s/ Thomas Koehler	Signature /s/ Melanie Ottawa
Name Thomas Koehler	Name Melanie Ottawa
Title:	Title:

Date 01.02.2008	Date 01.02.2008

Signed for and on behalf of	)

The Tropical Parasitic Diseases Unit,	)
Northwick Park Institute for Medical Research	)

Signature /s/ Dr. Simon Townson	Signature
Name Dr. Simon Townson	Name
Title: Director TPDU	Title:

Date March 12, 2008	Date

Signed for and on behalf of                                  )

TRS LABS                                                              )

Signature /s/ John W. McCall	Signature
Name John W. McCall	Name
Title: President	Title:

Date March 14, 2008	Date

Signed for and on behalf of                                   )

New England Biolabs                                               )

Signature /s/ Gregory D. Williams	Signature
Name Gregory D. Williams	Name
Title: General Counsel	Title:

Date March 12, 2008	Date

APPENDIX 1: Executive Summary of the proposal document submitted by LSTM to The Foundation in respect of the Project

[Omitted]